Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Exhibit 99.1

0

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Danimer Scientific

Novomer Acquisition Update Call

July 29, 2021

C O R P O R A T E P A R T I C I P A N T S

Russ Zukowski, Vice President, Corporate Finance, Danimer Scientific

Steve Croskrey, Chairman and Chief Executive Officer, Danimer Scientific

Jeff Uhrig, Chief Executive Officer, Novomer

Phil Van Trump, Chief and Science Technology Officer, Danimer Scientific

Jad Dowdy, Chief Financial Officer, Danimer Scientific

C O N F E R E N C E C A L L P A R T I C I P A N T S

Jon Tanwanteng, CJS Securities

Laurence Alexander, Jefferies

P R E S E N T A T I O N

Operator

Hello and welcome to Danimer’s Novomer Acquisition Update Call.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

As a reminder this conference is being recorded.

I would now like to turn the call over to your host Russ Zukowski, Vice President of Corporate Finance. Thank you. You may begin.

Russ Zukowski

Thank you, Doug.

And thanks to everyone for joining us to discuss yesterday’s announcement that Danimer has reached an agreement to acquire Novomer.

Hosting the call today are Danimer’s CEO, Steve Croskrey; Novomer’s CEO, Jeff Uhrig; and Danimer’s Chief Science and Technology Officer, Phil Van Trump. Danimer’s CFO, Jad Dowdy, is also here with us and available for Q&A.

Please note that we may discuss forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, future results of operations, capacity, production and demand levels that could differ in a material way from those expressed or implied in the forward-looking statements. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Please also note that the transaction is subject to regulatory approvals and other customary closing conditions.

I will now turn the call over to Steve.

Steve Croskrey

Thank you, Russ.

Good morning, everyone. Thanks for joining us.

Yesterday was a big day for Danimer Scientific. As you saw in our release, we have signed a definitive agreement to acquire Novomer, a leading developer of conversion technology that produces PHA-based resins and other biodegradable materials, in a cash transaction valued at $152 million.

This is an important acquisition for Danimer that advances our strategy of providing biodegradable solutions to the plastics industry to help solve the global plastic waste crisis. Let me tell you why this transaction is so compelling for our business, our customers, and ultimately for our shareholders.

You’ll hear more from Jeff, Novomer’s CEO, shortly, but at a high level, Novomer develops high-performing, carbon-efficient, cost-effective polymers and chemicals that can be sourced from renewable or

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

non-renewable feedstocks. Novomer’s proprietary processes have set it apart and, as we’ll detail shortly, provide a real opportunity to accelerate our strategy.

Novomer produces a type of PHA called p(3HP). Combined with the unique strengths and superior structure of Danimer’s Nodax, our signature PHA, p(3HP) offers numerous technical, operational and financial benefits for Danimer and our blue-chip customers.

Consider these five things.

One, with Novomer’s p(3HP) as an input, we will have the potential to provide an even broader range of product applications with the ability to increase the overall volume of finished product we’re able to deliver.

Two, this broader range of product applications will have improved barrier properties for packaging and other uses.

Three, we can meaningfully reduce Danimer’s capital expenditures on a per-pound basis as well as the production costs for our resins and offer lower cost products to customers.

Four, we can do it using less energy than Danimer processes have historically used. This will enable our customers to further advance their ESG goals.

And five, we can do this all while maintaining the biodegradability certifications that have become so important in the fight against plastic waste.

In addition, Novomer’s extensive intellectual property portfolio is a strong complement to Danimer’s existing portfolio and reinforces our intellectual capital to keep innovating and developing the solutions our current and future customers demand.

The strategic rationale and benefits for our customers are clearly extremely compelling. The operational and cost benefits are significant as well. A key point here is that we expect that Novomer’s simplified manufacturing and operational processes will accelerate our ability to scale our production capabilities, and do so at a much lower cost than we had previously forecasted.

That will be possible because Novomer’s proprietary catalyst and process enable it to efficiently develop products, in its pilot plant, that can be produced at low costs. Novomer’s p(3HP) can serve as a key additional component in Danimer’s resins with the biodegradable properties that our customers are looking to us for. When combined with Danimer’s inputs, we expect to be able to produce our resins at a substantially lower overall cost.

Phil will detail this a little later, but it’s critical to note that Nodax will continue to be the gold standard and serve as our primary PHA. The addition of Novomer’s p(3HP) is expected to be highly complementary to Nodax, but is not a replacement. It will enhance our manufacturing capabilities by enabling us to produce our final resins for customer applications more cost-efficiently.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

What makes this such a great opportunity for Danimer is the ability to grow our capacity, utilizing Novomer’s low-cost manufacturing process, at a lower capital expenditure per pound than we had previously forecasted.

To meet the growing demand for our resins, we regularly evaluate our manufacturing capacity to pursue the most effective and efficient way to produce materials. In this case, we’ve evaluated the potential expansion of Novomer’s production capacity against our current plans and believe our best course is to prioritize that expansion while modifying the plans for our Bainbridge expansion to include fewer fermenters. Put another way, by expanding capacity with Novomer’s process technology, we’ll be able to produce more volume at a lower capital expenditure per pound.

Of course, we always review our plans against potential opportunities to further improve our cost profile while maintaining flexibility for us to meet increasing customer demand. We’ll continue to focus on enhancing capacity and/or lowering our capital expenditures and production costs on a per-pound basis.

All that said, it’s important to note that our Kentucky Phase II expansion is continuing on schedule. And while we’re expecting to modify our plans for the Bainbridge facility as a result of this acquisition, Bainbridge will continue to play an important role in our manufacturing, including for fermentation and extrusion.

Finally, I’ll speak to the financial aspects of this acquisition and what it will mean for the financial profile of Danimer moving forward. This transaction will be funded by cash on hand, including from the recent redemption of our public warrants that resulted in $138.4 million in gross proceeds to Danimer.

Following the close of the transaction, we expect to maintain our strong balance sheet position with ample liquidity to support our continued growth.

We expect to close in the third quarter of 2021, subject to regulatory approvals and other customary closing conditions.

I’ll now ask Jeff to provide a brief overview of Novomer and the company’s history.

Jeff.

Jeff Uhrig

Thank you, Steve.

First and foremost, let me say how excited the Novomer team is to be joining the Danimer family.

Danimer has proven itself to be a leader in the fast-growing compostable polymer market and has differentiated itself by delivering solutions to customers looking to improve the life cycle profile of their products. Importantly, Danimer has built their company by putting the customer needs first. Today provides another reminder of this strategy, as we believe the next phase in the inevitable transition to compostable and up-cyclable polymers will rely on providing cost competitive solutions in order to create greater scale, broader market applications, and improved composting infrastructure.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Now I will provide an introduction to Novomer and a bit more detail about our process and products. Founded in 2004, Novomer and our approximately 20 employees in Rochester, New York, develop leading, efficiently produced polymers and chemicals. In addition to our proprietary processes, we also have an extensive intellectual property portfolio with more than 100 issued patents and over 140 patents pending, a great complement to Danimer’s existing IP portfolio.

Novomer has had the benefit of developing our proprietary catalysts and process technology for the development of chemical intermediates for more than 15 years. As our target market had been primarily focused on large chemical markets such as acrylic acid and acrylamide, we have had a relentless focus on capital and operating cost reductions in order to compete in these highly competitive markets. Ironically, in order to produce acrylic acid, our process technology route requires that we produce a compostable polymer, which Steve previously referred to as p(3HP).

When we began to recognize a shift change towards demand for compostable polymers, we shifted our strategy to produce p(3HP) for compostable polymer applications, and we redesigned our demonstration plant to provide these samples to customers. The market has responded incredibly well, and we believe this partnership can accelerate the availability of these materials in the market.

Our process technology is commonly referred to as a thermocatalytic technology. Thermocatalytic technologies often have the advantage of high economy of scale, high process yields and consistent product quality. Our technology, which we refer to as Novo22, has the further advantage of utilizing carbon monoxide and ethylene oxide as the primary feedstock, both of which are low cost and widely available in multiple regions across the world. Both feedstocks can be sourced from renewable or non-renewable sources, giving our customers optionality based on their individual goals and mandates.

Based on our internal analysis, even if produced from non-renewable sources, the efficiency of this thermocatalytic technology typically offers a lower conversion energy intensity than many non-renewable, non-biodegradable polymers, all while producing biodegradable materials.

While we are proud of our process technology and achievements, high product performance is still required to compete in a demanding marketplace. Our key product, p(3HP), has been tested and confirmed to meet ASTM 6400 and EN13432 industrial compostability standards. Further, the barrier properties of our polymer film exceeded even our expectations, proving to have similar barrier properties to biaxially oriented polyethylene terephthalate, or BOPET. This barrier performance may accelerate adoption of these materials. Phil will later speak to the benefits of combining our polymer with Danimer’s Nodax for customer applications.

Beyond our p(3HP) polymer, Novomer has many additional exciting features of its platform technology. For today’s call, I would like to call your attention to the opportunity to convert our p(3HP) efficiently to acrylic acid. This optionality provides two distinct advantages. The first is that the Novomer technology can be scaled to very high capacity and utilize a portion of the capacity to supply the acrylic acid market. This enables high economies of scale not afforded to many other polymer platforms. The second is that it will be possible to collect p(3HP) polymers post consumer use and upcycle into a highly valuable chemical in acrylic acid.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

In summary, we believe we can develop products at low costs. Once produced, our materials can be utilized in combination with Danimer’s Nodax as well a broad assortment of other traditional plastics-based products, depending on customer needs.

As we move through the closing process and beyond, we look forward to leveraging our experiences and approach to support Danimer’s growth.

I’ll now turn it over to Phil for some additional commentary about the technological benefits of the transaction.

Phil.

Phil Van Trump

Thanks, Jeff.

Novomer’s technology advancements are a key part of what made the company very attractive to us.

As Steve detailed earlier, we believe that combining our current processes with Novomer’s technology can further enhance production to meet our customers’ commercial needs with a broader suite of biodegradable solutions.

Nodax, our signature PHA, will continue to be the key component in our customer formulations, each of which leverage its unique performance and biodegradability properties. For a bit more on what makes Nodax such an incredible material and how Novomer’s p(3HP) can help us reach new levels, let me build on Jeff’s discussion with some detail on Nodax’s unique strengths.

Based on the grade produced, Nodax can be highly crystalline or amorphous with a varying range of melting points, including for applications needing heat tolerance. The diverse applications that Nodax can be used for include, among others, injection molding, fibers, films, sheet, profile extrusion and coatings for products like straws, cutlery, flexible food packaging and bottles.

p(3HP) has a differing set of performance properties than that of Nodax, including improved barrier properties, and is a lower cost non-fermented input when compared to other biodegradable polymers, higher flex modulus, and higher elongation to break, all with a lower melting point and heat deflection temperature. This makes it particularly effective for certain applications such as a functional barrier layer. By utilizing p(3HP) in conjunction with and alongside Nodax, we have the opportunity to decrease our total cost of providing a solution to our customers while not risking any impact to the important properties our customers are looking for.

As a standalone material, p(3HP) can be used as a biodegradable barrier layer in an overall structure, and due to its lower melting temperature, can be used to modulate heat seal temperatures in multilayer structures.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

In addition to benefitting our current product applications and resins, Novomer’s technology can also be used to produce acrylic acid from renewable sources for use across superabsorbent polymer products, which is a space we have historically not participated in.

To summarize, p(3HP) is another tool in our toolbox by which we can provide biodegradable solutions that complements Nodax, our signature PHA.

Finally, we have validated the biodegradability of Novomer’s biopolymers through rigorous assessment and third-party testing and are confident that they will meet our customers’ stringent requirements. To be clear, p(3HP) biodegrades in the same manner as Nodax. A certified third-party laboratory has also verified the biodegradability in an industrial compost environment.

As Jeff mentioned earlier, Novomer has an extensive IP portfolio that covers key technologies related to the p(3HP) PHA as well as production of other C3 and C4 feedstocks in a carbon efficient manner. Many of these do not have biobased options today and therefore offer many opportunities for growth in the future. A key point is that approximately 50% of the Novomer-owned IP portfolio has been filed in the past five years, which offers a long runway.

I’d like to close by mentioning how excited we are to bring Novomer’s world-class scientists, engineers and technicians on board at Danimer. Our products and industry leadership will benefit greatly from their highly-specialized experience.

I’ll now turn it back over to Steve for some closing remarks before we turn to Q&A.

Steve.

Steve Croskrey

Thanks, Phil.

I share the same excitement and I welcome Jeff and the entire Novomer team to Danimer Scientific.

To summarize, this is an important transaction for Danimer, and one that will propel our business forward. It brings together our gold-standard PHA product, Nodax, and our application development expertise with the technology and commercialization potential of Novomer’s p(3HP), and we’re very excited about the opportunities that will result.

Again, allow me to reiterate that one of the key factors behind this transaction is that we expect to be able to increase the overall volume of finished product we’re able to deliver at a lower-production and capital-expenditure cost per pound. Our customers will benefit from the increased capacity and greater ability to meet their needs. Our shareholders will benefit from more efficient, cost-effective growth as we pursue our goals of driving sustainable value creation.

We look forward to welcoming the Novomer team and working together to help end the global plastics waste crisis.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Thank you for your time today.

We will now open up the line for questions.

Operator

Our first question comes from the line of Jon Tanwanteng with CJS Securities. Please proceed with your question.

Jon Tanwanteng

Good morning, guys. Congrats on the announcements. Lots to unpack here.

If I could start. How does this change the equation for your customers? Are they aware of your plans to incorporate Novomer’s technology into your product portfolio, and are they likely to change the contracts that are existing or pending? Maybe following that, are there new contracts already in the works that include this product?

Steve Croskrey

Thank you, Jon. Thanks for the question.

We have not previously disclosed this to anybody outside of the Company. Current contracts are not affected, pending contracts are not affected, but future contracts will be. As the greenfield in Novomer’s facilities come online late 2023 or early ’24, we will have contracts in place that will include this product at that time.

While we haven’t talked to our customers previously, we know what they’re looking for. Remember that we’re in the business of solving customer problems and providing solutions with biodegradable materials, and we know what they’re looking for and what their needs are. We know they’ll be super excited about this acquisition.

Do you have a follow-on, Jon?

Jon Tanwanteng

I do. This is my second one. I’m just wondering how the inclusion in the greenfield facility changes, one, the construction costs, two, the total outlook capacity and, three, the timing I think you said is ’23 and ’24, but maybe just confirm that. And also, I guess the return calculation I think had previously been at 30% on the investment. How does that change as well?

Steve Croskrey

Okay. Let me try to get all that in. Our focus has been, obviously, providing solutions to our customers, but also trying to do so at lower Capex and cost of production. The catalytic conversion technology is inherently much less costly than fermentation.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Just as a reference point, Novomer’s process produces polymers in about 10% of the time as it takes us to do in a fermentation process and eliminates the need for downstream processing. Based on our current estimates and our expectations of inflation, we expect to be able to build that facility, expand their capacity on a per-pound basis for less than 20% of what it costs to build a fermentation facility.

Again, based on current Capex estimates and views of inflation, we believe we can produce more pounds than we originally planned for roughly the same amount of capital, which would include the cost of this acquisition. Also, based on current feedstock costs, we expect to be able to produce one pound of p(3HP) for about half of what it would cost us to produce one pound of Nodax at scale.

Finally, to hit the return question, obviously we don’t start seeing the return on investment until the plant comes online in late ’23, early ’24. But as we look at the ROI on this acquisition, it’s extremely high and will exceed and support our previous estimates of our returns on the business. That’s just a super exciting acquisition for us in that regard; that the synergies here just really help us lock our returns in.

Jon Tanwanteng

Got it. Thanks. I’ll jump back in queue. Thank you.

Jeff Uhrig

Steve, this is Jeff.

Just one thing to build on what you said regarding the capital equation.

Our material, being a thermocatalytic process, has very high space-time yields relative to the fermentation processes. That’s what drives the capital equation. On the back half, once the polymer is produced, our process is differentiated, in that it doesn’t require an extraction staff to isolate the polymer. Both polymers, of course, would go through customary drying, palletizing and extrusion processes.

Steve Croskrey

Thank you, Jeff.

Operator

Our next question comes from the line of Laurence Alexander with Jefferies. Please proceed with your question.

Laurence Alexander

Just to sort of unpack a couple of those, and then I’ll hop back in the queue.

First, Steve, in terms of the planned capacity additions, I think Novomer had been talking about 80,000 tons per year for their first plant. Is that still the right scale for what you have in mind? Or were your comments

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

including that there will be a revision in the scale? And if so, roughly what would be the timeline for having a clarification on the Capex and volume runway? It’s probably, I guess, some time next year.

Secondly, for Jeff. Can you just square Steve’s comments on the process economics? I think you made some comments last September about having a target of about $3 per kilogram. It seems as if Steve’s pointing towards a significant improvement from that target, and I’m just curious whether there’s a return on capital component included, or if the technology is changing. Or because you’re not going all the way to acrylic acid, there’s a change in the economics that you guys have in mind now.

Steve Croskrey

I’ll take the capacity part and then hand that off to Jeff.

Yes, the intention is to build that same size of facility that you mentioned and we would expect construction to start sometime in 2022.

Jeff, do you want to handle the second part of that question?

Jeff Uhrig

Yes. Thanks, Laurence, and good to reconnect with you.

With respect to the $3 target, of course I would have to comment that that was most likely a pricing discussion, not a cost discussion, as the useable (phon) compostable polymer market, of course, pricing has continued to escalate as demand has increased for these products. Our cost targets have always been in line with the cost of production for acrylic acids, so of course trading for $2 a kilo or less.

Steve Croskrey

Did you want to ask another question, Laurence?

Laurence Alexander

Well, I guess, sure. I was just going to hop back in the queue. But can you talk a little bit about the metals used in the catalysts and whether there’s any scarcity or supply issues there?

Jeff Uhrig

Yes, thanks, Laurence.

The first primary metal component of the catalyst is aluminum. Aluminum is of course the most abundant metal on earth’s crust, so no real particular concerns there. The second is cobalt. Cobalt is also pretty widely available in the earth’s crust; it’s currently about the ninth most abundant element. There’s about 100,000 tons per year produced of cobalt. Our process, for an 80,000 ton facility, would use in the order of about 10 tons a year of cobalt. I feel really good about our position there and with the (inaudible) to be able to supply.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Laurence Alexander

Okay. Great. I’ll hop back in queue.

Steve Croskrey

Thank you, Laurence.

Operator

Our next question is a follow-up question from the line of Jon Tanwanteng from CJS Securities. Please proceed with your question.

Jon Tanwanteng

Hi, guys.

Can you just talk about how the acquisition will change your operating costs in the near term before you ramp up? How many employees you’re bringing on? Are the facilities to be rolled into each other? Are you going to keep operating any units? Just give us some color as to how that will integrate into Danimer.

Steve Croskrey

Thanks, Jon. I’ll start and then I’ll hand that off to Jad.

As far kind of the integration, Jeff will report directly to me and we intend to keep the entire team on board in Rochester, so there will not be any significant changes there in the day-to-day activities. While Jeff will report directly to me, several of his subordinates will be dotted line into functional areas within the rest of the corporation to allow for the meshing of the companies. But to really allow Novomer to be able to readily access the application development expertise and the regulatory expertise that we already have in place, we’re setting that up as little bit of matrix structure.

I’ll let Jad handle the cost question.

Jad Dowdy

In the near term, we anticipate an incremental run rate of operating costs of less than $10 million per year. As we stated before, that will be primarily due to adding about 20 employees, most of which are based in the Rochester innovation center. As far as operating costs go, in the longer term, we’ll start on that once we select the final location of the manufacturing facility.

Jon Tanwanteng

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Okay. Great. I have one more if you don’t mind. The total capacity, I don’t you mentioned. What’s the total capacity of the greenfield going to be now that you’re subtracting fermenters and adding the Novomer process?

Steve Croskrey

Jon, I did not mention it, but it will be greater than what we’ve previously disclosed.

Jon Tanwanteng

Okay. How many fermenters are you taking out?

Steve Croskrey

We’re planning to take out three. And for the record, we’ve already placed the long lead-time orders for the three fermenters that we are planning to build.

Jon Tanwanteng

Got it. So the three fermenters go in first, and then the Novomer process on the back of that later?

Jeff Uhrig

Sorry. Could you repeat the question?

Jon Tanwanteng

The three fermenters go in first, I assume, and then the Novomer process comes on in stage two. Is that what happens?

Steve Croskrey

We’ll kind of have to determine that as part of site selection for the Novomer process. The intent would be that that construction will be occurring simultaneously.

Jon Tanwanteng

Obviously. Thank you.

Steve Croskrey

Does that answer your question?

John Tanwanteng

Thank you.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Operator

The next question is a follow-up question from the line of Laurence Alexander with Jefferies. Please proceed with your question.

Laurence Alexander

Phil, could you help? In terms of the due diligence you’ve done on the Novomer product, were you just looking at the Novomer products in isolation, or did you also test blending it with Novdax?

Then I guess for both Jeff and Phil, can you talk a little bit about feedstock flexibility? In particular, is Novomer doing or has it done any bio-based fermentation approaches to producing the carbon monoxide and ethylene oxide inputs?

Phil Van Trump

Thanks, Laurence. I’ll answer the first part and then flip it over to Jeff for the second question.

We’ve done extensive due diligence testing Novomer’s p(3HP) PHA on a standalone basis and in conjunction with our Nodax polymers. To answer your question, we’ve done both. As a standalone material for barrier applications, as previously noted, and within our materials, they perform exceptionally well. We validated that not only with our internal labs, Novomer’s selected third-party labs for evaluations, as well as some third-party labs that we utilize on our side during the due diligence.

We’re very confident that Novomer’s p(3HP) will integrate into our technology portfolio very well.

Jeff, you want to handle the bio-based?

Jeff Uhrig

Yes, Laurence.

On the bio-based, as you’re familiar with, the products that we use as feedstock, ethylene oxide and carbon monoxide, are very traditional petrochemical feedstock; they’re, in essence, widely produced all over the world. Today, the capacity for bio-based (inaudible) and bio-CO via bio-mass gasification are quite low. There are plants out operating both of those technologies today, but neither are available for product samplings due to transportation and logistical issues of building those materials. We express high confidence in the fact that they’re chemically identical and we’re certainly evaluating options to co-locate with bio-based supply sources.

Laurence Alexander

Okay. Great. I’ll hop back in queue. Thanks.

Steve Croskrey

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Thanks, Laurence

Operator

Our next question is a follow-up question from Jon Tanwanteng with CJS Securities. Please proceed with your question.

Jon Tanwanteng

Just a follow-up on the feedstock. I was wondering if you compared the cost of renewable carbon monoxide and ethylene oxide to the cost of canola oil, which you use in Nodax, and kind of the availability of that piece of the overall supply of carbon monoxide and ethylene oxide?

Phil Van Trump

Jon, this is Phil.

On a renewable basis for the ethylene oxide and the carbon monoxide, the ethylene oxide is derived from ethanol, so you can point to the ethanol market there, and on the carbon monoxide portion for the bio-based, it’s derived from synthesis gas or carrier (phon) gas, which is commonly produced from biomass, and that’s an inexpensive, low cost biomass feedstock. You can use any number of bio-based waste feedstocks in that process, as well as you could use recycled recovered traditional plastics to feed into synthesis gas units as a feedstock as well to drive some circularity there.

Jon Tanwanteng

Got it. Then just a follow-up on the greenfield. At scale, I was wondering what percent of your product do you expect to be Nodax-based versus p(3HP)-based? I understand there could be a blend, so I’m just wondering, in pounds or percentages, total production.

Steve Croskrey

Phil, you can answer that one too.

Phil Van Trump

We expect that we’ll be able to utilize Novomer’s p(3HP) up to about a third within our formulations where we deliver solutions to customers. In addition to that, you can utilize Novomer’s p(3HP) as a standalone material, and it’s particularly suited for films and fibers, for example. But what we’re really excited about is a standalone film and barrier layers. It provides exceptional barrier performance, as Jeff noted earlier.

Jon Tanwanteng

Got it. Thank you.

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Operator

Our next question is a follow-up question from the line of Laurence Alexander with Jefferies. Please proceed with your question.

Laurence Alexander

Phil, does the integration of Novomer’s products give you an opportunity to reduce the amount of PLA you purchase for the same level of volume output so there are cost savings there?

I guess for Steve and Jeff, can you talk a little bit about—I guess this is more of a Jeff question. I’ll pick on you. As you think about an alternate history where Novomer went it’s own way and did an IPO or kind of tried to come public based on a story around arbitraging the acrylic acid market, what were the kind of pros and cons versus sort of deciding to go this route? Was this just like the path of the strongest demand pull? Were there other barriers to entry or other risks of going the other route? Can you just talk a little bit about how this fits?

Then I guess for Steve, I guess the corollary would be how would you rank kind of if people come to you and say we want to do acrylic acid, or BDO, or something else, does Danimer have the bandwidth to consider those propositions?

Steve Croskrey

I’ll go first here and handle the first and last question and hand it back over to Jeff.

The strategy here is not to replace PLA or any other input. If you think this through and do the math, the big bang here is actually reducing the amount of Nodax in any one particular formula, because Nodax is the backbone of our formulations; it’s really what gets us where we need to be. And so if we have more Nodax to spread around into more formulations, we can sell more finished product pounds, ultimately.

Where we can purchase PLA, we’re better off to keep our Capex and cost of production down to replace some level of Nodax in our formulations. I can’t remember if that was part of your question, or if we answered it earlier, or Phil answered it, but we’re looking to targeting to replace about 30% of the total formulation in kind of an average formulation with the Novomer material. That’s what allows us to ultimately produce more pounds than what we have originally forecasted. If we were just replacing PLA, there would be no real synergistic value there to us, other than some potential for cost reduction.

As far as the acrylic acid situation, we see that as a valuable opportunity to increase our scale. Remember, we’re competing in a world where the competition, fossil fuels, have produced billions of pounds of product. And we need scale. I’ve said this over an over: we need scale to be successful. Selling into the acrylic acid market will help us achieve that at scale if the opportunity arises.

Jeff, do want to (inaudible) middle part of that.

Jeff Uhrig

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

Yes. Thanks, Steve.

For Novomer and it’s investors and the strategy, I think the key aspect of the acrylic acid or the C3 supply chain and how our technology relates is related to (inaudible) purchase the C2, C3 arbitrage, whereby C2 pricing impacts our process costs and the price of propane or propylene impacts acrylic acid price. There is some fluctuations in how that metric looks from time to time. Exciting opportunity. We clearly think it’s really phenomenal aspect of technology, especially if you want to get into bio-based aspects.

However, as we evaluate at the highest return metrics for the technology, the compostable polymer market really stuck out as a huge opportunity for us. That’s why we shifted or pivoted our strategy about a year and a half ago to really focus on this particular market. What we like is two aspects. One of course is the ASP targets and where that’s going. More importantly, within the chemical markets, you want to be in the growth markets, and you want to be in areas where capacity is growing and you can serve underserved markets versus trying to complete in markets where a shut down on economics may be required.

(Multiple speakers)

Steve Croskrey

Thanks, Jeff.

Laurence, I would also add to that a commentary on acrylic by saying that not just the acrylic acid but the p(3HP), these products lend themselves well to licensing. Our focus here on reducing ultimate Capex costs can be improved, potentially, by licensing this technology where it makes sense. It’s significantly easier to hand off this technology to a licensee than to try to hand off a fermentation process.

Laurence Alexander

I’m going to break the kind of two questions thing. Can you just touch on how that also ties into the recycling aspect of the product? Because if memory serves, I think the Novomer products breakdown to acetic acid at a certain temperature. Does that affect your handling in the recycling chain?

Phil Van Trump

Yes, Laurence. Yes, the p(3HP) product - and we have numerous patents on this that are available - when heated to reasonably high temperatures will break down to acrylic acid, not acetic. In fact, that is the route: you go make the polymer first and then you’d make, on purpose, acrylic. It’s a bit serendipitous that the precursor to acrylic is this compostable polymer. When collected and up-cycled post use, there is that opportunity to make acrylic acid.

Laurence Alexander

Thanks. And sorry for confusing the two. Thanks.

Operator

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Danimer Scientific – Novomer Acquisition Update Call, July 29, 2021

That is all the time we have for questions. I’d like to hand the call back to Management for closing remarks.

Steve Croskrey

Thank you, everyone, for joining us today. I trust you can see why we are excited about this acquisition and look forward to working with the Novomer team to close it as soon as feasible. An opportunity like this doesn’t come around every day, and we’re confident in how this can help facilitate our growth through increased production capacity and finding new ways to meet the needs of our customers while staying true to our goal to contribute to solving the global problem of plastic waste.

Thanks, everyone.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262    1-604-929-1352    www.viavid.com

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com